PROSPECTUS                      Pricing Supplement No. 2979
Dated January 10, 1995          Dated March 10, 1997
PROSPECTUS SUPPLEMENT           Rule 424(b)(3)-Registration
Dated January 25, 1995          Statement No. 33-60723
              GENERAL ELECTRIC CAPITAL CORPORATION
               GLOBAL MEDIUM-TERM NOTES, SERIES A
                (Redeemable Step Up Coupon Notes)
Principal Amount:                   US$25,000,000

Trade Date:                         March 10, 1997

Settlement Date
(Original Issue Date):              March 13, 1997

Maturity Date:                      March 13, 2012 (unless
                                    earlier redeemed as described
                                    under "Additional Terms--
                                    Optional Redemption" below.)

Price to Public (Issue Price):      100.00%

Agent's Discount or Commission:     0.00%

Net Proceeds to Issuer
(in Specified Currency):            US$25,000,000

Interest:
  Interest Rate:                    The Notes will pay interest
                                    at the rate of 7.25% per
                                    annum for the period from the
                                    Original Issue Date up to but
                                    excluding the Interest
                                    Payment Date scheduled to
                                    occur on March 13, 1998;
                                    thereafter, the interest rate
                                    on the Notes will reset
                                    annually on each March 13 in
                                    accordance with the schedule
                                    set forth under "Additional
                                    Terms--Interest" below.

  Interest Payment Period:          ___ Annual     X  Semi-Annual
                                    ___ Monthly   ___ Quarterly

  Interest Payment Dates:           March 13 and September 13 of
                                    each year, commencing
                                    September 13, 1997, unless
                                    earlier redeemed.  See
                                    "Additional Terms--Interest"
                                    below.
POTENTIAL PURCHASERS OF THE NOTES ARE URGED TO READ THIS PRICING SUPPLEMENT THOROUGHLY TOGETHER WITH THE ACCOMPANYING PROSPECTUS DATED JANUARY 10, 1995 AND PROSPECTUS SUPPLEMENT DATED JANUARY 25, 1995. SEE "CERTAIN INVESTMENT CONSIDERATIONS"
HEREIN.

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO
THEM IN THE PROSPECTUS SUPPLEMENT
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                                Page 2
                      Pricing Supplement No. 2979
                      Dated March 10, 1997
                      Rule 424(b)(3)-Registration
                      Statement No. 33-60723

Repayment, Redemption and Acceleration:

Initial Redemption Date:  March 13, 1998 (See  "Additional Terms--
                      Redemption" below)
Initial Redemption Percentage:  100%
Optional Repayment Date:  Not applicable ("N/A")

Form of Notes:   X  DTC registered  ___ non-DTC registered

   The Notes will be available in denominations of $1,000 and increments of $1,000 in excess thereof.

Original Issue Discount

   Amount of OID: N/A
   Yield to Maturity: N/A
   Interest Accrual Date: N/A
   Initial Accrual Period OID: N/A

Amortizing Notes:

   Amortization Schedule: N/A

Dual Currency Notes:

   Face Amount Currency:  N/A
   Optional Payment Currency:  N/A
   Designated Exchange Rate:  N/A

Indexed Notes:

   Currency Base Rate:  N/A

Additional Terms:

   Interest.

   Interest on the Notes will accrue from March 13, 1997 and will be payable in U.S. dollars semi-annually on March 13 and September 13 of each year, commencing September 13, 1997 (each, an "Interest Payment Date"). Interest will accrue from and including each Interest Payment Date to but excluding the next succeeding Interest Payment Date. In the event an Interest Payment Date falls on a day other than a Business Day, interest will be paid on the next succeeding Business Day and no interest on such payment shall accrue for the period from and after such Interest Payment Date to such next succeeding Business Day. The interest rate on the Notes will be equal to 7.25% per annum from and including the Original Issue Date up to but excluding March 13, 1998. Thereafter, the interest rate will be subject to adjustment annually on each March 13 in accordance with the following schedule:
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                                Page 3
                      Pricing Supplement No. 2979
                      Dated March 10, 1997
                      Rule 424(b)(3)-Registration
                      Statement No. 33-60723

       Interest Period                            Interest Rate

       March 13, 1998 to March 12, 1999           7.300% per annum
       March 13, 1999 to March 12, 2000           7.350% per annum
       March 13, 2000 to March 12, 2001           7.400% per annum
       March 13, 2001 to March 12, 2002           7.450% per annum
       March 13, 2002 to March 12, 2003           7.500% per annum
       March 13, 2003 to March 12, 2004           7.550% per annum
       March 13, 2004 to March 12, 2005           7.600% per annum
       March 13, 2005 to March 12, 2006           7.650% per annum
       March 13, 2006 to March 12, 2007           7.700% per annum
       March 13, 2007 to March 12, 2008           7.750% per annum
       March 13, 2008 to March 12, 2009           8.000% per annum
       March 13, 2009 to March 12, 2010           8.500% per annum
       March 13, 2010 to March 12, 2011           9.000% per annum
       March 13, 2011 to March 12, 2012           10.000% per annum

  Optional Redemption.

  The Company may at its option elect to redeem the Notes in whole on March 13, 1998 or on any Interest Payment Date thereafter (each such date, an "Optional Redemption Date") at 100% of their principal amount plus accrued interest to but excluding the date of redemption (the "Redemption Date"). In the event the Company elects to redeem the Notes, notice will be given to registered holders not more than 60 nor less than 30 days prior to the Redemption Date.

  Certain Covenants of the Company.

  As of August 1, 1996, the Company entered into a supplemental indenture with The Chase Manhattan Bank, as trustee, eliminating the covenants of the Company described in the Prospectus under the caption "Certain Covenants of the Company". Consequently, the information under such caption is not applicable to the Notes.

Certain Investment Considerations:

  Prospective purchasers of the Notes should be aware that the Notes will pay interest at different fixed rates each year through the Maturity Date unless earlier redeemed by the Company. Prospective purchasers should also be aware that the Company has the option to redeem the Notes on any Optional Redemption Date and will be likely to elect to redeem the Notes in the event prevailing market interest rates are lower than the then-Current interest rate on the Notes.
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                                Page 4
                      Pricing Supplement No. 2979
                      Dated March 10, 1997
                      Rule 424(b)(3)-Registration
                      Statement No. 33-60723

Additional Information:

   General.

   At September 28, 1996, the Company had outstanding indebtedness totalling $114.704 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 28, 1996 excluding subordinated notes payable after one year was equal to $114.007 billion.

   Consolidated Ratio of Earning to Fixed Charges.

   The information contained in the Prospectus under the caption
   "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

          Year Ended December    Nine Months Ended
     1991 1992 1993 1994 1995    September 28, 1996
     1.34 1.44 1.62 1.63 1.51        1.56

   For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

   Documents Incorporated by Reference.

   The information contained in the Prospectus in the first paragraph of text under the caption "Documents Incorporated by Reference" is hereby amended in its entirety, as follows: There is hereby incorporated in the Prospectus by reference the Company's Annual Report on Form 10-K for the year ended December 31, 1995, the Company's Quarterly Reports on Form 10-Q for the quarters ended March 30, 1996, June 29, 1996 and September 28, 1996 and the Company's Form 8-K dated June 28, 1996 heretofore filed with the Securities and Exchange Commission pursuant to the 1934 Act, to which reference is hereby made.

Plan of Distribution:

   The Notes are being purchased by Smith Barney Inc. (hereinafter referred to as the "Underwriter"), as principal, at the Issue
   Price of 100% of the aggregate principal amount of the Notes.

   The Company has agreed to indemnify the Underwriter against and contribute toward certain liabilities, including liability under the Securities Act of 1933, as amended.